EXHIBIT 99.2(a)(3)

                            MUNIENHANCED FUND, INC.

                Articles Supplementary creating three series of

                       Auction Market Preferred StockSM

     MUNIENHANCED FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by article fifth of its Charter, the Board of Directors has reclassified 1,500 authorized and unissued shares of common stock of the Corporation as preferred stock of the Corporation and has authorized the issuance of three series of 500 shares each of preferred stock, par value $.10 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, designated respectively: Auction Market Preferred Stock, Series A; Auction Market Preferred Stock, Series B; and Auction Market Preferred Stock, Series C.

     SECOND: The preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the shares of each such series of preferred stock are as follows:

                                  DESIGNATION

     SERIES A: A series of 500 shares of preferred stock, par value $.10 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, is hereby designated "Auction Market Preferred Stock, Series A." Each share of Auction Market Preferred Stock, Series A shall be issued on July 13, 1989; have an Initial Dividend Rate equal to 6.60% per annum; have an Initial Dividend Payment Date of August 8, 1989; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Corporation's Charter applicable to preferred stock of the Corporation, as are set forth in these Articles Supplementary. The Auction Market Preferred Stock, Series A shall constitute a separate series of preferred stock of the Corporation, and each share of Auction Market Preferred Stock, Series A shall be identical.

     SERIES B: A series of 500 shares of preferred stock, par value $.10 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, is hereby designated "Auction Market Preferred Stock, Series B." Each share of Auction Market Preferred Stock, Series B shall be issued on July 13, 1989; have an Initial Dividend Rate equal to 6.625% per annum; have an Initial Dividend Payment Date of August 22, 1989; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Corporation's Charter applicable to preferred stock of the Corporation, as are set forth in these Articles Supplementary. The Auction Market Preferred Stock, Series B shall constitute a separate series of preferred stock of the Corporation, and each share of Auction Market Preferred Stock, Series B shall be identical.

     SERIES C: A series of 500 shares of preferred stock, par value $.10 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, is hereby designated "Auction Market Preferred Stock, Series C." Each share of Auction Market Preferred Stock, Series C shall be issued on July 13, 1989; have an Initial Dividend Rate equal to 6.50% per annum; have an Initial

Dividend Payment Date of July 25, 1989; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Corporation's Charter applicable to preferred stock of the Corporation, as are set forth in these Articles Supplementary. The Auction Market Preferred Stock, Series C shall constitute a separate series of preferred stock of the Corporation, and each share of Auction Market Preferred Stock, Series C shall be identical.

     1. Definitions. (a) Unless the context or use indicates another or different meaning or intent, in these Articles Supplementary the following terms have the following meanings, whether used in the singular or plural:

     "Accountant's Confirmation" has the meaning set forth in paragraph 7(c) of these Articles Supplementary.

     "Affiliate" shall mean any Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated or its successors, known to the Auction Agent to be controlled by, in control of, or under common control with, the Corporation.

     "Agent Member" means a member of the Securities Depository that will act on behalf of an Existing Holder of one or more shares of AMPS or a Potential Holder that is identified as such in such holder's Purchaser's Letter.

     "AMPS" means, as the case may be, Auction Market Preferred Stock, Series A; Auction Market Preferred Stock, Series B; or Auction Market Preferred Stock, Series C.

     "AMPS Basic Maintenance Amount," as of any Valuation Date, means the dollar amount equal to (i) the sum of (A) the product of the number of shares of AMPS and Other AMPS

Outstanding on such Valuation Date multiplied by $100,000; (B) the aggregate amount of cash dividends that will have accumulated (whether or not earned or declared) for each share of AMPS and Other AMPS Outstanding, in each case, to (but not including) the next Dividend Payment Date therefor that follows such Valuation Date; (C) the aggregate amount of cash dividends that would accumulate at the then current Maximum Applicable Rate on any shares of AMPS and Other AMPS Outstanding from the Business Days following such Dividend Payment Dates through the 63rd day after such Valuation Date, multiplied by the larger of the potential dividend rate increase factors (currently 240%) determined from time to time by Moody's and S&P (except that if such Valuation Date occurs during a Non-Payment Period, the cash dividend for purposes of calculation would accumulate at the then current Non-Payment Period Rate); (D) the amount of anticipated expenses of the Corporation for the 90 days subsequent to such Valuation Date; and (E) any current liabilities as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(D) (including, without limitation, and immediately upon determination, any Rights which the Corporation has determined are payable pursuant to paragraph 2(e) of these Articles Supplementary with respect to AMPS or an analogous provision with respect to Other AMPS, and payables for Municipal Bonds purchased as of such Valuation Date) less (ii) the sum of (A) the lesser of (1) the face value of receivables for Municipal Bonds sold as of or prior to such Valuation Date to parties with a long-term debt rating of A2 or better from Moody's and (2) the Discounted Value of such Municipal Bonds calculated using the higher of the S&P Discount Factor and the Moody's Discount Factor applicable to such Municipal Bonds and (B) the Market Value of any of the Corporation's assets irrevocably deposited by the Corporation for the payment of any of (i)(A) through (i)(E).

     "AMPS Basic Maintenance Cure Date," with respect to the failure by the Corporation to satisfy the AMPS Basic Maintenance Amount (as required by paragraph 7(a) of these Articles Supplementary) as of a given Valuation Date, means the ninth Business Day following such Valuation Date.

     "AMPS Basic Maintenance Report" means a report signed by the President, Treasurer, any Senior Vice President or any Vice President of the Corporation which sets forth, as of the related Valuation Date, the assets of the Corporation, the Market Value and the Discounted Value thereof (seriatim and in aggregate), and the AMPS Basic Maintenance Amount.

     "Applicable Rate" means the rate per annum at which cash dividends are payable on the AMPS or Other AMPS, as the case may be, for any Dividend Period.

     "Auction" means a periodic operation of the Auction Procedures.

     "Auction Agent" means IBJ Schroder Bank & Trust Company unless and until another commercial bank, trust company or other financial institution appointed by a resolution of the Board of Directors of the Corporation or a duly authorized committee thereof enters into an agreement with the Corporation to follow the Auction Procedures for the purpose of determining the Applicable Rate and to act as transfer agent, registrar, dividend disbursing agent and redemption agent for the AMPS and Other AMPS.

     "Auction Procedures" means the procedures for conducting Auctions set forth in paragraph 11 of these Articles Supplementary.

     "Broker-Dealer" shall mean any broker-dealer, or other entity permitted by law to perform the functions required of a Broker- Dealer in paragraph 11 of these Articles

Supplementary, that has been selected by the Corporation and has entered into a Broker- Dealer Agreement with the Auction Agent that remains effective.

     "Broker-Dealer Agreement" shall mean an agreement between the Auction Agent and a Broker-Dealer pursuant to which such Broker- Dealer agrees to follow the procedures specified in paragraph 11 of these Articles
Supplementary.

     "Business Day" means a day on which the New York Stock Exchange, Inc. is open for trading and which is not a Saturday, Sunday or other day on which banks in The City of New York are authorized or obligated by law to close.

     "Charter" means the Articles of Incorporation, as amended and supplemented (including these Articles Supplementary), of the Corporation on file in the State Department of Assessments and Taxation of Maryland.

     "Closing Transaction" means the termination of a futures contract or option position by taking a position opposite thereto.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commercial Paper Dealers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and such other commercial paper dealer or dealers as the Corporation may from time to time appoint, or, in lieu of any thereof, their respective affiliates or successors.

     "Common Stock" means the common stock, par value $.10 per share, of the Corporation.

     "Corporation" means MuniEnhanced Fund, Inc., a Maryland corporation.

     "Date of Original Issue" means, with respect to any share of AMPS or Other AMPS, the date on which the Corporation originally issues such share.

     "Deposit Securities" means cash and Municipal Bonds rated at least AA, A-1+ or SP-1+ by S&P.

     "Discounted Value" means (i) with respect to an S&P Eligible Asset, the quotient of the Market Value thereof divided by the applicable S&P Discount Factor and (ii) with respect to a Moody's Eligible Asset, the quotient of the Market Value thereof divided by the applicable Moody's Discount Factor.

     "Dividend Coverage Amount," as of any Valuation Date, means (i) the aggregate amount of cash dividends that will accumulate on all shares of AMPS and Other AMPS, in each case to (but not including) the next Dividend Payment Date therefor that follows such Valuation Date less (ii) the combined Market Value of Deposit Securities irrevocably deposited for the payment of cash dividends on all shares of AMPS and Other AMPS.

     "Dividend Coverage Assets," as of any Valuation Date, means, in the case of shares of AMPS and Other AMPS, Deposit Securities with maturity or tender payment dates not later in each case than the Dividend Payment Date therefor that follows such Valuation Date.

     "Dividend Payment Date," with respect to AMPS, has the meaning set forth in paragraph 2(b)(i) of these Articles Supplementary and, with respect to Other AMPS, has the equivalent meaning.

     "Dividend Period" means the Initial Dividend Period and any Subsequent Dividend Period.

     "Existing Holder" means a Person who has signed a Purchaser's Letter and is listed as the holder of record of shares of AMPS in the Stock Books.

     "Holder" means a Person identified as a holder of record of shares of AMPS in the Stock Register.

     "Independent Accountant" means a nationally recognized accountant, or firm of accountants, that is, with respect to the Corporation, an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

     "Initial Dividend Payment Date" means the Initial Dividend Payment Date specified herein with respect to the AMPS or Other AMPS, as the case may be.

     "Initial Dividend Period," with respect to AMPS, has the meaning set forth in paragraph 2(c)(i) of these Articles Supplementary and, with respect to Other AMPS, has the equivalent meaning.

     "Initial Dividend Rate," with respect to AMPS, means the rate per annum specified herein as such with respect to the AMPS and, with respect to Other AMPS, has the equivalent meaning.

     "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

     "Initial Margin" means the amount of cash or securities deposited with a broker as a margin payment at the time of purchase or sale of a futures contract.

     "Market Value" of any asset of the Corporation shall be the market value thereof determined by the Pricing Service. Market Value of any asset shall include any interest accrued thereon. The Pricing Service shall value portfolio securities at the quoted bid price or the mean between the quoted bid and asked price or the yield equivalent when quotations are not readily available. Securities for which quotations are not readily available shall be valued at fair value as determined by the pricing service using methods which include consideration of: yields or prices of municipal bonds of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. Futures contracts and options are valued at closing prices for such instruments established by the exchange or board of trade on which they are traded, or if market quotations are not readily available, are valued at fair value on a consistent basis using methods determined in good faith by the Board of Directors.

     "Maximum Applicable Rate," with respect to AMPS, has the meaning set forth in paragraph 11(a)(vii) of these Articles Supplementary and, with respect to Other AMPS, has the equivalent meaning.

     "Minimum Liquidity Level" means, as of any date of determination, an aggregate Market Value of the Corporation's Dividend Coverage Assets equal to or in excess of the Dividend Coverage Amount.

     "Moody's" means Moody's Investors Service or its successors.

     "Moody's Discount Factor" means, for purposes of determining the Discounted Value of any Moody's Eligible Asset, the percentage determined by reference to (a)(i) the rating by

Moodys or S&P on such asset or (ii) in the event the Moody's Eligible Asset is insured under a Policy and the terms of the Policy permit the Corporation, at its option, to obtain other insurance guaranteeing the timely payment of interest on such Moody's Eligible Asset and principal thereof to maturity, the Moody's insurance claims-paying ability rating of the issuer of the Policy or
(iii) in the event the Moody's Eligible Asset is insured under an insurance policy which guarantees the timely payment of interest on such Moody's Eligible Asset and principal thereof to maturity, the Moody's insurance claims-paying ability rating of the issuer of the insurance policy (provided that for purposes of clauses (ii) and (iii) if the insurance claims-paying ability of an issuer of a Policy or insurance policy is not rated by Moody's but is rated by S&P, such issuer shall be deemed to have a Moody's insurance claims-paying ability rating which is one full category lower than the S&P insurance claims-paying ability rating) and (b) the shortest Moody's Collateral Period set forth opposite such rating that is the same length as or is longer than the Moody's Exposure Period, in accordance with the table set forth below:


                                      Rating Category
---------------------------------------------------------


Moody's Collateral Period                     Aaa*     Aa*      A*     Baa*   Othe
----------------------------------------------------------------------------------
7 weeks or less ................................   151%    159%     168%    202%    229

8 weeks or less but greater than seven weeks ...   154     164      173     205     235

9 weeks or less but greater than eight weeks ...   158     169      179     209     242

10 weeks or less but greater than nine weeks ...   161     175      186     213     250

*  Moody's rating
** Municipal Bonds not rated by Moody's but rated BBB by S&P.

;provided, however, in the event a Moody's Discount Factor applicable to a Moody's Eligible Asset is determined by reference to an insurance claims-paying ability rating in accordance with clause (a)(ii) or (a)(iii), such Moody's Discount Factor shall be increased by an amount equal to 50% of the difference between (a) the percentage set forth in the foregoing table under the applicable rating category and (b) the percentage set forth in the foregoing table under the rating category which is one category lower than the applicable rating category.

     Notwithstanding the foregoing, (i) the Moody's Discount Factor for short-term Municipal Bonds will be 115%, so long as such Municipal Bonds are rated at least MIG-1, VMIG-1 or P-1 by Moody's or A-1+ or SP-1+ or AA by S&P and mature or have a demand feature at par exercisable in 30 days or less and
(ii) no Moody's Discount Factor will be applied to cash.

     "Moody's Eligible Asset" means cash or a Municipal Bond that (i) pays interest in cash, (ii) is publicly rated Baa or higher by Moody's or, if not rated by Moody's but rated by S&P, is rated at least BBB by S&P (provided that, for purposes of determining the Moody's Discount Factor applicable to any such S&P-rated Municipal Bond, such Municipal Bond (excluding any short-term Municipal Bond) will be deemed to have a Moody's rating which is one full rating category lower than its S&P rating), (iii) does not have its Moody's rating suspended by Moody's; and (iv) is part of an issue of Municipal Bonds of at least $10,000,000. Municipal Bonds issued by any one issuer, not rated by Moody's and rated BBB by S&P may comprise no more than 4% of total Moody's Eligible Assets; such BBB rated Municipal Bonds, if any, together with any Municipal Bonds issued by the same issuer and rated Baa by Moody's, may comprise no more than 6% of total Moody's Eligible Assets; such BBB and Baa rated Municipal Bonds, if any, together with any Municipal Bonds issued by the same issuer and rated A by Moody's, may comprise no more than 10% of total Moody's Eligible Assets; and such BBB, Baa and A rated Municipal Bonds, if any, together with any Municipal Bonds issued by the same issuer and rated Aa by Moody's, may comprise no more than 20% of total Moody's Eligible Assets. Municipal Bonds issued by issuers located within a single state or territory, not rated by Moody's and rated BBB by S&P may comprise no more than 12% of total Moody's Eligible

Assets; such BBB rated Municipal Bonds, if any, together with any Municipal Bonds issued by issuers located within the same state or territory and rated Baa by Moody's, may comprise no more than 20% of total Moody's Eligible Assets; such BBB and Baa rated Municipal Bonds, if any, together with any Municipal Bonds issued by issuers located within the same state or territory and rated A by Moody's, may comprise no more than 40% of total Moody's Eligible Assets; and such BBB, Baa and A rated Municipal Bonds, if any, together with any Municipal Bonds issued by issuers located within the same state or territory and rated Aa by Moody's, may comprise no more than 60% of total Moody's Eligible Assets. Cash acquired by the Corporation in exchange for Municipal Bonds held as collateral pursuant to a repurchase agreement that obligates the Corporation to repurchase such Municipal Bonds will only constitute Moody's Eligible Assets if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less. Municipal Bonds acquired as collateral by the Corporation pursuant to a repurchase agreement that obligates the other party thereto to repurchase such Municipal Bonds will only constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less.

     Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset if it is held in a margin account or if it is subject to any material lien, mortgage, pledge, security interest or security agreement of any kind (collectively, "Liens"), except for (a) any Lien the validity of which is being contested in good faith by appropriate proceedings, (b) Liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (c) Liens to secure payment for services rendered or cash advanced to the Corporation by Fund Asset.Management, Inc., Merrill Lynch Asset Management, Inc., the custodian of the

Corporation's assets, the Auction Agent or any Broker-Dealer and (d) any Lien by virtue of a repurchase agreement.

     "Moody's Exposure Period" means a period that is the same length or longer than the number of days used in calculating the cash dividend component of the AMPS Basic Maintenance Amount and shall initially be the period commencing on a given Valuation Date and ending 63 days thereafter.

     "Moody's Hedging Transaction" means the selling of an exchange traded futures contract based on the Municipal Index or Treasury Bonds or the purchase of an exchange traded put option on such a futures contract or the writing of an exchange traded call option on such a futures contract.

     "Municipal Bonds" means "Municipal Bonds" as defined in the Corporation's Registration Statement on Form N-2 (File No. 33-27567) on file with the Securities and Exchange Commission, as such Registration Statement may be amended from time to time.

     "Municipal Index" means The Bond Buyer Municipal Bond Index.

     "1940 Act" means the Investment Company Act of 1940, as amended from time to time.

     "1940 Act Cure Date," with respect to the failure by the Corporation to maintain the 1940 Act AMPS Asset Coverage (as required by paragraph 6 of these Articles Supplementary) as of the last Business Day of each month, means the last Business Day of the following month.

     "1940 Act AMPS Asset Coverage" means asset coverage, as defined in section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Corporation which are stock, including all outstanding shares of AMPS and Other AMPS (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of paying dividends on its common stock).

     "Non-Payment Period," with respect to each series of AMPS, means any period commencing on and including the day on which the Corporation shall fail to (i) declare, prior to the close of business on the second Business Day preceding any Dividend Payment Date, for payment on or (to the extent permitted by paragraph 2(c)(i) of these Articles Supplementary) within three Business Days after such Dividend Payment Date to the Holders as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date, the full amount of any dividend on shares of AMPS payable on such Dividend Payment Date or (ii) deposit, irrevocably in trust, in same-day funds, with the Auction Agent by 12:00 noon, New York City time, (A) on or (to the extent permitted by paragraph 2(c)(i) of these Articles Supplementary) within three Business Days after such Dividend Payment Date the full amount of any cash dividend on such shares payable (if declared) on such Dividend Payment Date or (B) on or (to the extent permitted by paragraph 2(c)(i) of these Articles Supplementary) within three Business Days after any redemption date for any shares of AMPS called for redemption, the redemption price of $100,000 per share plus the full amount of any cash dividends thereon (whether or not earned or declared) accumulated but unpaid to such redemption date and ending on and including the Business Day on which, by 12:00 noon, New York City time, all unpaid cash dividends and unpaid redemption prices shall have been so deposited or shall have other- wise been made available to Holders in same-day funds; provided that, a Non-Payment Period shall not end unless the Corporation shall have given at least five days' but no more than 30 days' written notice of such deposit or availability to the Auction Agent, all Existing Holders (at their addresses appearing in the Stock Books) and the Securities Depository.

     "Non-Payment Period Rate" means, initially, 200% of the applicable 60-day "AA" Composite Commercial Paper Rate, provided that the Board of Directors of the Corporation shall have the authority to adjust, modify, alter or change from time to time the initial Non-Payment Period Rate if the Board of Directors of the Corporation determines and Moody's and S&P (and any Substitute Rating Agency in lieu of Moody's or S&P in the event either of such parties shall not rate the AMPS) advise the Corporation in writing that such adjustment, modification, alteration or change will not adversely affect their then-current ratings on the AMPS.

     "Normal Dividend Payment Date" has the meaning set forth in paragraph 2(b)(i) of these Articles Supplementary.

     "Notice of Redemption" means any notice with respect to the redemption of shares of AMPS pursuant to paragraph 4 of these Articles Supplementary.

     "Other AMPS" means the auction rate preferred stock of the Corporation, other than the AMPS.

     "Outstanding" means, as of any date (i) with respect to AMPS, shares of AMPS theretofore issued by the Corporation except, without duplication, (A) any shares of AMPS theretofore canceled or delivered to the Auction Agent for cancellation, or redeemed by the Corporation, or as to which a Notice of Redemption shall have been given and moneys shall have been deposited in trust by the Corporation pursuant to paragraph 4(c) and (B) any shares of

AMPS as to which the Corporation or any Affiliate thereof shall be an Existing Holder and (ii) with respect to shares of other Preferred Stock, has the equivalent meaning.

     "Parity Stock" means the AMPS and each other outstanding series of Preferred Stock the holders of which, together with the holders of the AMPS, shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to the full respective preferential amounts to which they are entitled, without preference or priority one over the other.

     "Person" shall mean and include an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

     "Policy" means an insurance policy purchased by the Corporation which guarantees the payment of principal and interest on specified Municipal Bonds during the period in which such Municipal Bonds are owned by the Corporation.

     "Potential Holder" shall mean any Person, including any Existing Holder,
(A) who shall have executed a Purchaser's Letter and (B) who may be interested in acquiring shares of AMPS (or, in the case of an Existing Holder, additional shares of AMPS).

     "Preferred Stock" means the preferred stock of the Corporation, and includes AMPS and Other AMPS.

     "Pricing Service" shall mean J.J. Kenny or any pricing service designated by the Board of Directors of the Corporation provided the Corporation obtains written assurance from S&P that such designation will not impair the rating then assigned by S&P to the AMPS.

     "Purchaser's Letter" means a letter addressed to the Corporation, the Auction Agent and a Broker-Dealer in which a Person agrees, among other things, to offer to purchase, purchase, offer to sell and/or sell shares of AMPS as set forth in paragraph 11 of these Articles Supplementary.

     "Right," with respect to AMPS, has the meaning set forth in paragraph 2(e) of these Articles Supplementary and, with respect to Other AMPS, has the equivalent meaning.

     "Rightholder" has the meaning set forth in paragraph 2(e) of these Articles Supplementary.

     "Quarterly Valuation Date" means the last Business Day of each fiscal quarter of the Corporation in each fiscal year of the Corporation, commencing July 31, 1989.

     "S&P" means Standard & Poor's Corporation or its successors.

     "S&P Discount Factor" means, for purposes of determining the Discounted Value of any S&P Eligible Asset, the percentage determined by reference to (a)
(i) the rating by S&P or Moody's on such asset or (ii) in the event the S&P Eligible Asset is insured under a Policy and the terms of the Policy permit the Corporation, at its option, to obtain other insurance guaranteeing the timely payment of interest on such S&P Eligible Asset and principal thereof to maturity, the S&P insurance claims-paying ability rating of the issuer of the Policy or (iii) in the event the S&P Eligible Asset is insured under an insurance policy which guarantees the timely payment of interest on such S&P Eligible Asset and principal thereof to maturity, the S&P insurance claims-paying ability rating of the issuer of the insurance policy and (b) the shortest

S&P Collateral Period set forth opposite such rating that is the same length as or is longer than the S&P Exposure Period, in accordance with the table set forth below:


                                      Rating Category
---------------------------------------------------------

S&P Collateral Period                              AAA*     AA*      A*     BBB*
--------------------------------------------------------------------------------

40 Business Days ...............................   190%    195%     210%    250%

22 Business Days ...............................   170     175      190     230

10 Business Days ...............................   155     160      175     215

7 Business Days ................................   150     155      170     210

3 Business Days ................................   130     135      150     190

* S&P rating.

     Notwithstanding the foregoing, (i) the S&P Discount Factor for short-term Municipal Bonds will be 115%, so long as such Municipal Bonds are rated A-1+ or SP-1+ by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such Municipal Bonds are not rated by S&P but are rated VMIG-1, P-1 or MIG-1 by Moody's; provided, however, that if such short-term Municipal Bonds are backed by any letter of credit, liquidity facility or guarantee from a bank or other financial institution, such bank or institution must have a short-term rating of at least A-1+ from S&P; and further provided that such short-term Municipal Bonds rated by Moody's but not rated by S&P may comprise no more than 50% of short-term Municipal Bonds that qualify as S&P Eligible Assets and (ii) no S&P Discount Factor will be applied to cash.

     "S&P Eligible Asset" means cash or a Municipal Bond that (i) is interest bearing and pays interest at least semi-annually; (ii) is payable with respect to principal and interest in United States Dollars; (iii) is publicly rated BBB or higher by S&P or, if not rated by S&P but rated by Moody's, is rated at least A by Moody's (provided that such Moody's-rated Municipal Bonds will be included in S&P Eligible Assets only to the extent the Market Value of such Municipal

Bonds does not exceed 50% of the aggregate Market Value of the S&P Eligible Assets; and further provided that, for purposes of determining the S&P Discount Factor applicable to any such Moody's-rated Municipal Bond, such Municipal Bond will be deemed to have an S&P rating which is one full rating category lower than its Moody's rating); (iv) is not subject to a covered call or covered put option written by the Corporation; (v) is not part of a private placement of Municipal Bonds; and (vi) is part of an issue of Municipal Bonds with an original issue size of at least $20 million or, if of an issue with an original issue size below $20 million (but in no event below $10 million), is issued by an issuer with a total of at least $50 million of securities outstanding. Notwithstanding the foregoing:

               (1) Municipal Bonds of any one issuer or guarantor excluding bond insurers) will be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Bonds does not exceed 10% of the aggregate Market Value of the S&P Eligible Assets, provided that 2% is added to the applicable S&P Discount Factor for every 1% by which the Market Value of such Municipal Bonds exceeds 5% of the aggregate Market Value of the S&P Eligible Assets; and

               (2) Municipal Bonds issued by issuers in any one state or territory will be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Bonds does not exceed 20% of the aggregate Market Value of the S&P Eligible Assets.

     "S&P Exposure Period" means the maximum period of time following a Valuation Date, including the Valuation Date and the AMPS Basic Maintenance Cure Date, that the Corporation has under these Articles Supplementary to cure any failure to maintain, as of such Valuation

Date, the Discounted Value for its portfolio at least equal to the AMPS Basic Maintenance Amount (as described in paragraph 7(a) of these Articles Supplementary).

     "S&P Hedging Transaction" means the purchasing or selling of a futures contract based on the Municipal Index or Treasury Bonds or the purchasing of an option on such a futures contract.

     "Securities Depository" means The Depository Trust Company or any successor company or other entity selected by the Corporation as securities depository for the shares of AMPS that agrees to follow the procedures required to be followed by such securities depository in connection with the shares of AMPS.

     "Service" means the United States Internal Revenue Service.

     "60-day `AA' Composite Commercial Paper Rate," on any date, means (i) the Interest Equivalent of the 60-day rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P, or the equivalent of such rating by S&P or another nationally recognized statistical rating organization, as such 60-day rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date, or (ii) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetical average of the Interest Equivalent of the 60-day rate on commercial paper placed on behalf of such issuers, as quoted to the Auction Agent on a discount basis or otherwise by the Commercial Paper Dealer for the close of business on the Business Day immediately preceding such date. If the Commercial Paper Dealer does not quote a rate required to determine the 60-day "AA" Composite Commercial Paper Rate, the 60-day "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Corporation to provide such rate or rates not being supplied by the Commercial Paper Dealer.

     "Stock Books" means the books maintained by the Auction Agent setting forth at all times a current list, as determined by the Auction Agent, of Existing Holders of the AMPS.

     "Stock Register" means the register of Holders maintained on behalf of the Corporation by the Auction Agent in its capacity as transfer agent and registrar for the AMPS.

     "Subsequent Dividend Period," with respect to AMPS, has the meaning set forth in paragraph 2(c)(i) of these Articles Supplementary and, with respect to Other AMPS, has the equivalent meaning.

     "Substitute Commercial Paper Dealers" means such Substitute Commercial Paper Dealer or Dealers as the Corporation may from time to time appoint or, in lieu of any thereof, their respective affiliates or successors.

     "Substitute Rating Agency" and "Substitute Rating Agencies" mean a nationally recognized statistical rating organization or two nationally recognized statistical rating organizations, respectively, selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates and successors, after consultation with the Corporation, to act as the substitute rating agency or substitute rating agencies, as the case may be, to determine the credit ratings of the shares of AMPS.

     "Treasury Bonds" means United States Treasury Bonds with remaining maturities of ten years or more.

     "Valuation Date" means, for purposes of determining whether the Corporation is maintaining the AMPS Basic Maintenance Amount and the Minimum Liquidity Level, each Business Day commencing with the Date of Original Issue.

     "Variation Margin" means, in connection with an outstanding futures contract owned or sold by the Corporation, the amount of cash or securities paid to and received from a broker (subsequent to the Initial Margin payment) from time to time as the price of such futures contract fluctuates.

     (b) The foregoing definitions of Accountant's Confirmation, AMPS Basic Maintenance Amount, AMPS Basic Maintenance Cure Date, AMPS Basic Maintenance Report, Deposit Securities, Discounted Value, Dividend Coverage Amount, Dividend Coverage Assets, Independent Accountants, Market Value, Minimum Liquidity Level, Moody's Discount Factor, Moody's Eligible Asset, Moody's Exposure Period, S&P Discount Factor, S&P Eligible Asset, S&P Exposure Period and Valuation Date have been determined by the Board of Directors of the Corporation in order to obtain a "aaa" rating from Moody's and a AAA rating from S&P on the AMPS on their Date of Original Issue; and the Board of Directors of the Corporation shall have the authority to adjust, modify, alter or change from time to time the foregoing definitions if Moody's and S&P or any Substitute Rating Agency advises the Corporation in writing that such adjustment, modification, alteration or change will not adversely affect their then-current ratings on the AMPS.

     2. Dividends. (a) The Holders shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, cumulative dividends each consisting of (i) cash at the Applicable Rate and (ii) a Right to receive cash as set forth in paragraph 2(e) below, and no more, payable on the respective dates set forth below. Dividends on the shares of AMPS so declared and payable shall be paid (i) in preference to and in priority over any dividends declared and payable on the Common Stock, and (ii) to the extent permitted under the Code and to the extent available, out of net tax-exempt income earned on the Corporation's investments. To the extent permitted under the Code, dividends on shares of AMPS will be designated as exempt-interest dividends up to the amount of net tax-exempt income of the Corporation for purposes of Section 852 of the Code. No dividend on shares of AMPS shall be paid or payable out of long-term or short-term capital gains of the Corporation. For the purposes of this section, the term "net tax-exempt income" shall exclude capital gains of the Corporation.

          (b) (i) Cash dividends on shares of AMPS shall accumulate from the Date of Original Issue and shall be payable commencing on the Initial Dividend Payment Date and on each fourth Tuesday thereafter (in the case of AMPS other than Series C AMPS) and each Tuesday thereafter (in the case of Series C AMPS) (each such Tuesday being referred to herein as a "Normal Dividend Payment Date"); provided, however, that (A) if such Normal Dividend Payment Date is not a Business Day, then the Dividend Payment Date (as defined below) shall be the next succeeding Wednesday if both such Wednesday and the Thursday following it are Business Days, or (B) if the Wednesday following such Normal Dividend Payment Date is not a Business Day, then the Dividend Payment Date will be the Monday next preceding such Normal Dividend Payment Date if both such Monday and such Normal Dividend Payment Date are Business Days or (C) if such Normal Dividend Payment Date and either the preceding Monday or the succeeding Wednesday are not Business Days, then the Dividend Payment Date shall be the first Business Day next preceding such Normal Dividend Payment Date that is next succeeded by a Business Day (the Initial Dividend Payment Date and each subsequent date of payment of dividends being herein referred to as a "Dividend Payment Date"). Although any particular.Dividend Payment Date may not occur on a Normal Dividend Payment Date because of the above-mentioned provisos, the next succeeding Dividend Payment Date shall be, subject to such provisos, the next Normal Dividend Payment Date. If for any reason a Dividend Payment Date cannot be fixed as described above, then the Board of Directors or a duly authorized committee thereof shall fix the Dividend Payment Date.

          (ii) Each dividend shall be paid to the Holders as they appear in the Stock Register as of 12:00 noon, New York City time, on the Business Day preceding the Dividend Payment Date. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as they appear on the Stock Register on a date, not exceeding 15 days prior to the payment date therefor, as may be fixed by the Board of Directors of the Corporation.

     (c) (i) During the period from and including the Date of Original Issue to but excluding the Initial Dividend Payment Date (the "Initial Dividend Period"), the Applicable Rate shall be the Initial Dividend Rate. Commencing on the Initial Dividend Payment Date, the Applicable Rate for each subsequent dividend period (hereinafter referred to as a "Subsequent Dividend Period"), which Subsequent Dividend Period shall commence on a Dividend Payment Date and shall end on the calendar day prior to the next Dividend

     Payment Date, shall be equal to the rate per annum that results from implementation of the Auction Procedures.

          The Applicable Dividend Rate for each Dividend Period commencing during a Non-Payment Period shall be equal to the Non-Payment Period Rate. Except in the case of the willful failure of the Corporation to pay a dividend on a Dividend Payment Date or to redeem any shares of AMPS on the date set for such redemption, any amount of any dividend due on any Dividend Payment Date (if, prior to the close of business on the second Business Day preceding such Dividend Payment Date, the Corporation has declared such dividend payable on or within three Business Days after such Dividend Payment Date to the Holders of such shares of AMPS as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date) or redemption price with respect to any shares of AMPS not paid to such Holders when due may be paid to such Holders in the same form of funds by 12:00 noon, New York City time, on any of the first three Business Days after such Dividend Payment Date or due date, as the case may be, provided that, such amount is accompanied by a late charge calculated for such period of non-payment at the Non-Payment Period Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 365. In the case of a willful failure of the Corporation to pay a dividend on a Dividend Payment Date or to redeem any shares of AMPS on the date set for such redemption, the preceding sentence shall not apply and the Applicable Dividend Rate for the Dividend Period commencing during the Non-Payment Period resulting from such failure shall be the

          Non-Payment Period Rate. For the purposes of the foregoing, payment to a person in same-day funds on any Business Day at any time shall be considered equivalent to payment to such person in New York Clearing House (next-day) funds at the same time on the preceding Business Day, and any payment made after 12:00 noon, New York City time, on any Business Day shall be considered to have been made instead in the same form of funds and to the same person before 12:00 noon, New York City time, on the next Business Day.

          (ii) The amount of cash dividends per share of AMPS payable (if declared) for any Dividend Period or part thereof shall be computed by multiplying the Applicable Rate for such Dividend Period by a fraction the numerator of which shall be the number of days in such Dividend Period or part thereof that such share was outstanding and the denominator of which shall be 365, multiplying the amount so obtained by $100,000, and rounding the amount so obtained to the nearest cent.

          (d) (i) Holders shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the shares of AMPS. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the shares of AMPS that may be in arrears.

          (ii) For so long as any share of AMPS is Outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other stock, if any, ranking junior to the shares of AMPS as to dividends or upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the shares of AMPS as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of the Common Stock or any other such junior stock (except by conversion into or exchange for stock of the Corporation ranking junior to the shares of AMPS as to dividends and upon liquidation) or any other such Parity Stock (except by conversion into or exchange for stock of the Corporation ranking junior to or on a parity with the shares of AMPS as to dividends and upon liquidation), unless (A) immediately after such transaction, the Corporation shall have S&P Eligible Assets with an aggregate Discounted Value and Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount and the Corporation shall maintain the 1940 Act AMPS Asset Coverage, (B) full cumulative dividends on shares of AMPS and shares of Other AMPS due on or prior to the date of the transaction have been declared and paid or shall have been declared and sufficient funds for the payment thereof deposited with the Auction Agent, (C) any Right required to be paid under paragraph 2(e) below on or before the date of such declaration or payment has been paid and (D) the Corporation has redeemed the full number of shares of AMPS required to be redeemed by any provision for mandatory redemption contained herein.

          (e) Each dividend shall consist of (i) cash at the Applicable Dividend Rate and (ii) a right (a "Right") to receive cash (as determined below). Each Right shall thereafter be independent of the share or shares of AMPS on which the dividend was paid. The Corporation shall cause to be maintained a record of each Right received by the respective Holders. The Corporation shall not be required to recognize any transfer of a Right. If the Internal Revenue Service promulgates or revokes any public notice, pronouncement, ruling, procedure, regulation or other administrative position, the effect of which could, in the opinion of counsel to the Corporation who is not an employee or officer of Merrill Lynch & Co., Inc., any of its subsidiaries or the Corporation, result in all or any portion of the dividends paid on the shares of AMPS or Other AMPS during the most recently ended taxable year of the Corporation being included in the gross income (as defined in Section 61 of the Code) of a Rightholder (as defined below) ("Nonqualifying Distributions") because the Corporation must allocate ordinary income or capital gains to the shares of AMPS, the applicable Rights shall entitle the holders thereof ("Rightholders") to additional cash (as set forth below), unless, within 270 days after the close of such taxable year of the Corporation, the Corporation receives an opinion of such counsel that notwithstanding such promulgation or revocation, the Corporation should not be required to allocate ordinary income and capital gains to the shares of AMPS. If the Corporation does not receive such opinion within 270 days after the close of the first taxable year of the Corporation for which such promulgation or revocation would be effective, the Corporation shall provide notice to the Auction Agent that Rightholders are entitled to additional cash (as set forth below). The Auction Agent will mail a copy of such notice to each Rightholder at the address specified in such

          Rightholder's Master Purchaser's Letter as promptly as practicable after its receipt of such notice from the Corporation. The Corporation will within 30 days after such notice is given to the Auction Agent pay to the Auction Agent (who will then distribute to Rightholders), out of funds legally available therefor, cash in satisfaction of the applicable Rights in an amount specified below with respect to all Nonqualifying Distributions made during such fiscal year.

               Cash payable pursuant to a Right shall be paid to the Rightholder thereof in an amount which, when taken together with the aggregate Nonqualifying Distributions paid to such Rightholder during any fiscal year, would cause such Rightholder's net yield in dollars (after Federal income tax consequences) from the aggregate of both the Nonqualifying Distributions and the cash receivable pursuant to such Right to be equal to the net yield in dollars (after Federal income tax consequences) which would have been received by such Rightholder if the amount of the aggregate Nonqualifying Distributions would have been excludable from the gross income of such Rightholder. Such cash receivable on such Right shall be calculated (i) without consideration being given to the time value of money, (ii) assuming that no Rightholder is subject to the alternative minimum tax with respect to dividends received from the Corporation and (iii) assuming that each Nonqualifying Distribution would be taxable in the hands of each Rightholder at the maximum Federal income tax rate in effect during the fiscal year in question.

     The Corporation may estimate the amount payable in respect of any Right and pay all or any portion of such estimated amount prior to the end of the fiscal year in which such Right was declared.

     If, for any fiscal year, the Corporation distributed no capital gains or taxable income to shares of AMPS, then the value of the Right with respect to that year shall be zero.

     (f) No fractional share of AMPS shall be issued.

     3. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive, out of the assets of the Corporation available for distribution to shareholders, before any distribution or payment is made upon any Common Stock or any other capital stock ranking junior in right of payment upon liquidation to the AMPS, the sum of $100,000 per share plus accumulated but unpaid dividends (whether or not earned or declared) thereon to date of distribution, and after such payment the holders of AMPS will be entitled to no other payments. If upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the AMPS and any other Outstanding class or series of Preferred Stock of the Corporation ranking on a parity with the AMPS as to payment upon liquidation are not paid in full, the Holders and the holders of such other class or series will share ratably in any such distribution of assets in proportion to the respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the Holders will not be entitled to any further participation in any distribution of assets by the Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation.

     4. Redemption. (a) Shares of AMPS shall be redeemable by the Corporation as provided below:

          (i) To the extent permitted under the 1940 Act and Maryland law, upon giving a Notice of Redemption, the Corporation at its option may redeem shares of AMPS, in whole or in part, on the next succeeding scheduled Dividend Payment Date applicable to those shares of AMPS called for redemption, out of funds legally available therefor, at a redemption price equal to $100,000 per share plus an amount equal to dividends thereon accumulated but unpaid to the date fixed for redemption (whether or not earned or declared). The Corporation may not give a Notice of Redemption relating to an optional redemption as described in this paragraph 4(a)(i) unless, at the time of giving such Notice of Redemption, the Corporation has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a value not less than the amount due to Holders by reason of the redemption of their shares of AMPS on such redemption date.

          (ii) The Corporation shall redeem, out of funds legally available therefor, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends (whether or not earned or declared) to the date of redemption, shares of AMPS to the extent permitted under the 1940 Act and Maryland law, on a date fixed by the Board of Directors, if the Corporation fails to maintain S&P Eligible

          Assets with an aggregate Discounted Value and Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount as provided in paragraph 7(a) or to satisfy the 1940 Act AMPS Asset Coverage as provided in paragraph 6 and such failure is not cured on or before the AMPS Basic Maintenance Cure Date or the 1940 Act Cure Date (herein referred to respectively as the "Cure Date"), as the case may be. The number of shares of AMPS to be redeemed shall be equal to the lesser of (i) the minimum number of shares of AMPS the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, together with all shares of other Preferred Stock subject to redemption or retirement, would result in the Corporation having S&P Eligible Assets with an aggregate Discounted Value and Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount or satisfaction of the 1940 Act AMPS Asset Coverage, as the case may be, on such Cure Date (provided that, if there is no such minimum number of shares of AMPS and shares of other Preferred Stock the redemption of which would have such result, all shares of AMPS then outstanding shall be redeemed), and (ii) the maximum number of shares of AMPS, together with all shares of other Preferred Stock subject to redemption or retirement, that can be redeemed out of funds expected to be legally available therefor. In determining the number of shares of AMPS required to be redeemed in accordance with the foregoing, the Corporation shall allocate the number required to be redeemed which would result in the Corporation having S&P Eligible Assets with an aggregate Discounted Value and

          Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount or satisfaction of the 1940 Act AMPS Asset Coverage, as the case may be, pro rata among shares of AMPS, Other AMPS and other Preferred Stock subject to redemption pursuant to provisions similar to those contained in this paragraph 4(a)(ii). The Corporation shall effect such redemption on a Business Day which is not later than 45 days after such Cure Date, except that if the Corporation does not have funds legally available for the redemption of all of the required number of shares of AMPS and shares of other Preferred Stock which are subject to mandatory redemption or the Corporation otherwise is unable to effect such redemption on or prior to 45 days after such Cure Date, the Corporation shall redeem those shares of AMPS which it is unable to redeem on the earliest practicable date on which it is able to effect such redemption out of funds legally available therefor.

     (b) Notwithstanding any other provision of this paragraph 4, no shares of AMPS may be redeemed pursuant to paragraph 4(a)(i) of these Articles Supplementary unless all dividends in arrears on all remaining outstanding shares of Parity Stock shall have been or are being contemporaneously paid or declared and set apart for payment. In the event that less than all the outstanding shares of AMPS are to be redeemed and there is more than one Holder, the shares to be redeemed shall be selected by lot or such other method as the Corporation shall deem fair and equitable.

     (c) Whenever shares of AMPS are to be redeemed, the Corporation, not less than 10 nor more than 30 days prior to the date fixed for redemption, shall mail a notice ("Notice of Redemption") by first-class mail, postage prepaid, to each Holder of shares of AMPS to be redeemed and to the Auction Agent. The Notice of Redemption shall also be published in the eastern and national editions of The Wall Street Journal. The Notice of Redemption shall set forth (i) the redemption date, (ii) the amount of the redemption price, (iii) the aggregate number of shares of AMPS to be redeemed, (iv) the place or places where shares of AMPS are to be surrendered for payment of the redemption price, (v) a statement that dividends on the shares to be redeemed shall cease to accumulate on such redemption date and
(vi) the provision of these Articles Supplementary pursuant to which such shares are being redeemed. No defect in the Notice of Redemption or in the mailing or publication thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

     If the Notice of Redemption shall have been given as aforesaid and, concurrently or thereafter, the Corporation shall have deposited in trust with the Auction Agent the redemption payment for the shares of AMPS as to which such Notice of Redemption has been given with irrevocable instructions and authority to pay the redemption price to the Holders of such shares, then upon the date of such deposit or, if no such deposit is made, then upon such date fixed for redemption (unless the Corporation shall default in making the redemption payment), all rights of the Holders of such shares as shareholders of the Corporation by reason of the ownership of such shares will cease and terminate (except their right to receive the redemption price in respect thereof, but without interest), and such shares shall no longer be deemed outstanding. The Corporation shall be entitled to receive, from time to time, from the Auction Agent the interest, if any, on such moneys deposited with it and the Holders of any shares so redeemed shall have no claim to any of such interest. In case the Holder of any shares so called for redemption shall not claim the redemption payment for his shares within one year after the date of redemption, the Auction Agent shall, upon demand, pay over to the Corporation such amount remaining on deposit and the Auction Agent shall thereupon be relieved of all responsibility to the Holder of such shares called for redemption and such Holder thereafter shall look only to the Corporation for the redemption payment.

     5. Voting Rights. (a) General. Except as otherwise provided in the Charter or By-Laws, each Holder of shares of AMPS shall be entitled to one vote for each share held on each matter submitted to a vote of shareholders of the Corporation, and the holders of outstanding shares of Preferred Stock, including AMPS, and of shares of Common Stock shall vote together as a single class; provided that, at any meeting of the shareholders of the Corporation held for the election of directors, the holders of outstanding shares of Preferred Stock, including AMPS, represented in person or by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, to elect two directors of the Corporation, each share of Preferred Stock, including AMPS, entitling the holder thereof to one vote. Subject to paragraph 5(b) hereof, the holders of outstanding shares of capital stock of the Corporation, voting as a single class, shall elect the balance of the directors.

     (b) Right to Elect Majority of Board of Directors. During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Preferred Stock, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of Preferred Stock shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect. A Voting Period shall commence:

          (i) if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding shares of AMPS equal to at least two full years' dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Paying Agent for the payment of such accumulated dividends; or

          (ii) if at any time holders of any other shares of Preferred Stock are entitled to elect a majority of the directors of the Corporation.

     Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the revesting of such voting rights in the Holders upon the further occurrence of any of the events described in this paragraph 5(b).

     (c) Right to Vote with Respect to Certain Other Matters. So long as any shares of AMPS are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of Preferred Stock outstanding at the time, in person or by proxy, either in writing or at a meeting (voting separately as one class): (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to or on a parity with any series of Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, or increase the authorized amount of AMPS or any other Preferred Stock, or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to adversely affect any of the contract rights expressly set forth in the Charter of holders of shares of AMPS or any other Preferred Stock. To the extent permitted under the 1940 Act, the Corporation shall not approve any of the actions set forth in clause (i) or (ii) which adversely affects the contract rights expressly set forth in the Charter of a Holder of shares of a series of AMPS differently than those of a Holder of shares of any other series of AMPS without the affirmative vote or consent of the holders of at least a majority of the shares of AMPS of each series adversely affected and outstanding at such time, in person or by proxy, either in writing or at a meeting (each such adversely affected series voting separately as a class). The Corporation shall notify Moody's and S&P 10 Business Days prior to any such vote described in clause (i) or (ii). Unless a higher percentage is provided for under the Charter, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including AMPS, voting together as a single class, will be required to approve any plan of reorganization (including bankruptcy proceedings) adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of shares of Preferred Stock, including AMPS, described above will in each case be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including AMPS, voting together as a single class necessary to authorize the action in question.

     (d) Voting Procedures.

          (i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Stock to elect additional directors as described in paragraph 5(b) above, the Corporation shall notify the Auction Agent and instruct the Auction Agent to call a special meeting of such holders, by mailing a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice to the Auction Agent or if the Auction Agent does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting held during a Voting Period, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 5(b) above on a one-vote- per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

          (ii) For purposes of determining any rights of the Holders to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by these Articles Supplementary, by the other provisions of the Charter, by statute or otherwise, a share of AMPS which is not Outstanding shall not be counted.

          (iii) The terms of office of all persons who are directors of the Corporation at the time of a special meeting of Holders and holders of other Preferred Stock to elect directors shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of directors that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent directors elected by the Holders and such other holders of Preferred Stock and the remaining incumbent directors elected by the holders of the Common Stock and Preferred Stock, shall constitute the duly elected directors of the Corporation.

          (iv) Simultaneously with the expiration of a Voting Period, the terms of office of the additional directors elected by the Holders and holders of other Preferred Stock pursuant to paragraph 5(b) above shall terminate, the remaining directors shall constitute the directors of the Corporation and the voting rights of the Holders and such other holders to elect additional directors pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b)(ii).

     (e) Exclusive Remedy. Unless otherwise required by law, the Holders of shares of AMPS shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The Holders of shares of AMPS shall have no preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends on the shares of AMPS, the exclusive remedy of the Holders shall be the right to vote for directors pursuant to the provisions of this paragraph 5.

     (f) Notification to S&P. In the event a vote of Holders of AMPS is required pursuant to the provisions of Section 13(a) of the 1940 Act, the Corporation shall, not later than ten business days prior to the date on which such vote is to be taken, notify S&P that such vote is to be taken and the nature of the action with respect to which such vote is to be taken.

     6. 1940 Act AMPS Asset Coverage. The Corporation shall maintain, as of the last Business Day of each month in which any share of AMPS is outstanding, the 1940 Act AMPS Asset Coverage.

     7. AMPS Basic Maintenance Amount. (a) The Corporation shall maintain, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date, (i) S&P Eligible Assets having an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount and (ii) Moody's Eligible Assets having an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount. Upon any failure to maintain the required Discounted Value, the Corporation will use its best efforts to alter the composition of its portfolio to reattain the AMPS Basic Maintenance Amount on or prior to the AMPS Basic Maintenance Cure Date.

     (b) On or before 5:00 p.m., New York City time, on the third Business Day after a Valuation Date on which the Corporation fails to satisfy the AMPS Basic Maintenance Amount, the Corporation shall complete and deliver to the Auction Agent, Moody's and S&P a complete AMPS Basic Maintenance Report as of the date of such failure, which will be deemed to have been delivered to the Auction Agent if the Auction Agent receives a copy or telecopy, telex or other electronic transcription thereof and on the same day the Corporation mails to the Auction Agent for delivery on the next Business Day the complete AMPS Basic Maintenance Report. The Corporation will also deliver an AMPS Basic Maintenance Report to the Auction Agent, Moody's and S&P and a Certificate of Minimum Liquidity to S&P as of (i) the fifteenth day of each month (or, if such day is not a Business Day, the next succeeding Business Day) and (ii) the last Business Day of each month, in each case on or before the third Business Day after such day. A failure by the Corporation to deliver an AMPS Basic Maintenance Report under this paragraph

7(b) shall be deemed to be delivery of an AMPS Basic Maintenance Report indicating the Discounted Value for S&P Eligible Assets and Moody's Eligible Assets of the Corporation is less than the AMPS Basic Maintenance Amount, as of the relevant Valuation Date.

     (c) Within ten Business Days after the date of delivery of an AMPS Basic Maintenance Report and a Certificate of Minimum Liquidity in accordance with paragraph 7(b) above relating to a Quarterly Valuation Date, the Independent Accountant will confirm in writing to the Auction Agent, S&P and Moody's (i) the mathematical accuracy of the calculations reflected in such Report (and in any other AMPS Basic Maintenance Report, randomly selected by the Independent Accountant, that was delivered by the Corporation during the quarter ending on such Quarterly Valuation Date) and (with respect to S&P only while S&P is rating the AMPS) such Certificate, (ii) that, in such Report (and in such randomly selected Report), the Corporation determined the assets of the Corporation which constitute S&P Eligible Assets or Moody's Eligible Assets, as the case may be, at such Quarterly Valuation

Date in accordance with these Articles Supplementary, (iii) that, in such Report (and in such randomly selected Report), the Corporation determined whether the Corporation had, at such Quarterly Valuation Date (and at the Valuation Date addressed in such randomly-selected Report) in accordance with these Articles Supplementary, S&P Eligible Assets of an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount and Moody's Eligible Assets of an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount, (iv) that (with respect to S&P only) in such Certificate, the Corporation determined the Minimum Liquidity Level and the Corporation's Deposit Securities in accordance with these Articles Supplementary, including maturity or tender date, (v) with respect to the S&P rating on Municipal Bonds, the issuer name, issue size and coupon rate listed in such Report and (with respect to S&P only) such Certificate, that the Independent Accountant has requested that S&P verify such information and the Independent Accountant shall provide a listing in its letter of any differences, (vi) with respect to the Moody's ratings on Municipal Bonds, the issuer name, issue size and coupon rate listed in such Report and (with respect to S&P only) such Certificate, that such information has been verified by Moody's (in the event such information is not verified by Moody's, the Independent Accountant will inquire of Moody's what such information is, and provide a listing in its letter of any differences), and
(vii) with respect to the bid or mean price (or such alternative permissible factor used in calculating the Market Value) provided by the custodian of the Corporation's assets to the Corporation for purposes of valuing securities in the Corporation's portfolio, the Independent Accountant has traced the price used in such Report and (with respect to S&P only) such Certificate to the bid or mean price listed in such Report and (with respect to S&P only) such Certificate as provided to the Corporation and verified that such information agrees (in the event such information does not agree, the Independent Accountant will provide a listing in its letter of such differences) (such confirmation is herein called the "Accountant's Confirmation").

     (d) Within ten Business Days after the date of delivery to the Auction Agent, S&P and Moody's of an AMPS Basic Maintenance Report in accordance with paragraph 7(b) above relating to any Valuation Date on which the Corporation failed to maintain S&P Eligible Assets with an aggregate Discounted Value and Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount, and relating to the AMPS Basic Maintenance Cure Date with respect to such failure, the Independent Accountant will provide to the Auction Agent, S&P and Moody's an Accountant's Confirmation as to such AMPS Basic Maintenance Report.

     (e) If any Accountant's Confirmation delivered pursuant to subparagraph
(c) or (d) of this paragraph 7 shows that an error was made in the AMPS Basic Maintenance Report for a particular Valuation Date for which such Accountant's Confirmation was required to be delivered, or shows that a lower aggregate Discounted Value for the aggregate of all S&P Eligible Assets or Moody's Eligible Assets, as the case may be, of the Corporation was determined by the Independent Accountant, the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Corporation, and the Corporation shall accordingly amend and deliver the AMPS Basic Maintenance Report to the Auction Agent, S&P and Moody's promptly following receipt by the Corporation of such Accountant's Confirmation.

     (f) On or before 5:00 p.m., New York City time, on the first Business Day after the Date of Original Issue of the shares of AMPS, the Corporation will complete and deliver to S&P and Moody's an AMPS Basic Maintenance Report as of the close of business on such Date of Original Issue. Within five business days of such Date of Original Issue, the Independent Accountant will confirm in writing to S&P and Moody's (i) the mathematical accuracy of the calculations reflected in such Report and (ii) that the aggregate Discounted Value of S&P Eligible Assets and the aggregate Discounted Value of Moody's Eligible Assets reflected thereon equals or exceeds the AMPS Basic Maintenance Amount reflected thereon.

     8. Minimum Liquidity Level. (i) For so long as any shares of AMPS are rated by S&P, the Corporation shall be required to have, as of each Valuation Date, Dividend Coverage Assets having in the aggregate a value not less than the Divided Coverage Amount.

     (ii) As of each Valuation Date as long as any shares of AMPS are rated by S&P, the Corporation shall determine (A) the Market Value of the Dividend Coverage Assets owned by the Corporation as of that Valuation Date, (B) the Dividend Coverage Amount on that Valuation Date, and (C) whether the Minimum Liquidity Level is met as of that Valuation Date. The calculations of the Dividend Coverage Assets, the Dividend Coverage Amount and whether the Minimum Liquidity Level is met shall be set forth in a certificate (a "Certificate of Minimum Liquidity") dated as of the Valuation Date. The AMPS Basic Maintenance Report and the Certificate of Minimum Liquidity may be combined in one certificate. The Corporation shall cause the Certificate of Minimum Liquidity to be delivered to S&P not later than the close of business on the third Business Day after the Valuation Date applicable to such Certificate pursuant to paragraph 7(b). The Minimum Liquidity Level shall be deemed to be met as of any date of determination if the Corporation has timely delivered a Certificate of Minimum Liquidity relating to such date which states that the same has been met and which is not manifestly inaccurate. In the event that a Certificate of Minimum Liquidity is not delivered to S&P when required, the Minimum Liquidity Level shall be deemed not to have been met as of the applicable date.

     (iii) If the Minimum Liquidity Level is not met as of any Valuation Date, then the Corporation shall purchase or otherwise acquire Dividend Coverage Assets to the extent necessary so that the Minimum Liquidity Level is met as of the fifth Business Day following such Valuation Date. The Corporation shall, by such fifth Business Day, provide to S&P a Certificate of Minimum Liquidity setting forth the calculations of the Dividend Coverage Assets and the Dividend Coverage Amount and showing that the Minimum Liquidity Level is met as of such fifth Business Day together with a report of the custodian of the Corporation's assets confirming the amount of the Corporation's Dividend Coverage Assets as of such fifth Business Day.

     9. Certain Other Restrictions. (a) For so long as shares of AMPS are rated by S&P, the Corporation will not, unless it has received written confirmation from S&P that any such action would not impair the rating then assigned by S&P to shares of AMPS, purchase or sell futures contracts or options thereon or write uncovered put or uncovered call options on portfolio securities except that (i) the Corporation may engage in S&P Hedging Transactions based on the Municipal Index, provided that (A) the Corporation shall not engage in any S&P Hedging Transaction based on the Municipal Index (other than Closing Transactions) which would cause the Corporation at the time of such transaction to own or have sold (1) more than 1,000 outstanding futures contracts based on the Municipal Index, (2) outstanding futures contracts based on the Municipal Index exceeding in number 25% of the quotient of the Market Value of the Corporation's total assets divided by 100,000 or
(3) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the month prior to the time of effecting such transaction as reported by The Wall Street Journal and (ii) the Corporation may engage in S&P Hedging Transactions based on Treasury Bonds, provided that
(A) the Corporation shall not engage in any S&P Hedging Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Corporation at the time of such transaction to own or have sold (1) outstanding futures contracts based on Treasury Bonds exceeding in number 25% of the quotient of the Market Value of the Corporation's total assets divided by 100,000 or (2) outstanding futures contracts based on Treasury Bonds exceeding in number 10% of the average number of daily traded futures contracts based on Treasury Bonds in the month prior to the time of effecting such transaction as reported by The Wall Street Journal. For so long as shares of AMPS are rated by S&P, the Corporation will engage in Closing Transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event (i) the Corporation does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount on two consecutive Valuation Dates and (ii) the Corporation is required to pay Variation Margin on the second such Valuation Date. For so long as shares of AMPS are rated by S&P, the Corporation will engage in a Closing Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Corporation holds securities deliverable under such terms. For purposes of calculating the Discounted Value of S&P Eligible Assets to determine compliance with the AMPS Basic Maintenance Amount, such Discounted Value shall be reduced by an amount equal to (i) 30% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based.on the Municipal Index which are owned by the Corporation plus (ii) 25% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on Treasury Bonds which contracts are owned by the Corporation. For purposes of determining whether the Corporation has S&P Eligible Assets with a Discounted Value equal to or greater than the AMPS Basic Maintenance Amount, the Corporation shall include as x liability in its calculation of the AMPS Basic Maintenance Amount an amount, to be calculated on a semi-annual basis, equal to 150% of the estimated cost of insuring the payment of principal and interest thereon to maturity of all Municipal Bonds which are (i) covered by a Policy permitting the Corporation, at its option, to obtain such insurance and (ii) required to be included, at the time of such semi-annual calculation, in S&P

Eligible Assets in order for the Corporation to have S&P Eligible Assets with a Discounted Value equal to or greater than the aggregate liquidation value of all outstanding AMPS. For so long as shares of AMPS are rated by S&P, when the Corporation writes a futures contract or option thereon, it will maintain an amount of cash, cash equivalents or short-term, fixed-income securities in a segregated account with the Corporation's custodian, so that the amount so segregated plus the amount of Initial Margin and Variation Margin held in the account of the Corporation's broker equals the Market Value of the futures contract, except that in the event the Corporation writes a futures contract or option thereon which requires delivery of an underlying security, the Corporation shall hold such underlying security. For so long as shares of AMPS are rated by S&P, there shall be a quarterly review made by the Independent Accountant of the Corporation's options and futures transactions to confirm that the Corporation is in compliance with the standards set forth in this paragraph 9(a).

     (b) For so long as shares of AMPS are rated by Moody's, the Corporation will not, unless it has received written confirmation from Moody's that any such action would not impair the rating then assigned by Moody's to shares of AMPS and except as necessary to effect Closing Transactions, purchase or sell futures contracts or options thereon or write put or uncovered call options on portfolio securities except that (i) the Corporation may engage in Moody's Hedging Transactions provided that (A) the Corporation shall not engage in any Moody's Hedging Transaction based on the Municipal Index which would cause the Corporation at the time of such transaction to own or have sold (1) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the month prior to the time of effecting such transaction as reported by The Wall Street Journal or (2) outstanding futures contracts based on the Municipal Index and options on such futures contracts having an aggregate Market Value exceeding the Market Value of Municipal Bonds owned by the Corporation and (ii) the Corporation may engage in Moody's Hedging Transactions provided that the Corporation shall not engage in any Moody's Hedging Transaction based on Treasury Bonds which would cause the Corporation at the time of such transaction to own or have sold (A) outstanding futures contracts based on Treasury Bonds and options on such futures contracts having an aggregate Market Value exceeding 80% of the aggregate Market Value of Municipal Bonds owned by the Corporation and rated Aa or higher by Moody's (or, if not rated by Moody's but rated by S&P, rated AAA by S&P) or (B) outstanding futures contracts based on Treasury Bonds and options on such futures contracts having an aggregate Market Value exceeding 40% of the aggregate Market Value of Municipal Bonds owned by the Corporation and rated Baa or higher by Moody's (or, if not rated by Moody's but rated by S&P, rated A or higher by S&P). For purposes of the foregoing clause (b)(ii), in the event a Municipal Bond is insured under a Policy or an insurance policy which guarantees the timely payment of interest thereon and principal thereof to maturity, such Municipal Bond shall be deemed to have a rating equal to the Moody's insurance claims-paying ability rating of the issuer of the Policy or insurance policy, as the case may be, provided that, if the insurance claims-paying ability of such issuer is not rated by Moody's but is rated by S&P, such issuer shall be deemed to have a Moody's insurance claims-paying ability rating which is one full category lower than the S&P insurance claims-paying ability rating. For purposes of the foregoing clauses b(i) and b(ii), the Corporation shall be deemed to own the number of futures contracts that underlie any outstanding option written by the Corporation. For so long as shares of AMPS are rated by Moody's, the Corporation will engage in Closing Transactions to close out any outstanding futures contract based on the Municipal Index if the average number of daily traded futures contracts based on the Municipal Index in the month prior to the time of effecting such transaction as reported by The Wall Street Journal is less than 5,000. For so long as shares of AMPS are rated by Moody's, the corporation will engage in a Closing Transaction to close out any outstanding futures contract by no later than the fifth Business Day of the month in which such contract expires and will engage in a Closing Transaction to close out any outstanding option on a futures contract by no later than the first Business Day of the month in which such option expires. For so long as shares of AMPS are rated by Moody's, the Corporation will engage in Moody's Hedging Transactions only with respect to futures contracts or options thereon having the next settlement date or the settlement date immediately thereafter. For so long as shares of AMPS are rated by Moody's, the Corporation will not engage in options and futures transactions for leveraging or speculative purposes and will not write any anticipatory call options or sell any anticipatory futures contracts pursuant to which the Corporation hedges the anticipated purchase of an asset prior to the completion of such purchase. For so long as shares of AMPS are rated by Moody's, the Corporation will not enter into an option or futures transaction unless after giving effect to such transaction the Corporation would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount. For purposes of determining whether the Corporation has Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount, the Corporation shall include as a liability in its calculation of the AMPS Basic Maintenance Amount an amount equal to 105% of the Market Value of future contracts underlying any options written by the Corporation. For so long as shares of AMPS are rated by Moody's, there shall be a quarterly review made by the Independent Accountant of the Corporation's options and futures transactions to confirm that the Corporation is in compliance with the standards set forth in this paragraph 9(b).

     (c) For so long as shares of AMPS are rated by S&P or Moody's, the Corporation will not, unless it has received written confirmation from S&P and/or Moody's, as the case may be, that such action would not impair the ratings then assigned by S&P and/or Moody's, as the case may be, to shares of AMPS, borrow money except for the purpose of clearing transactions in portfolio securities (which borrowings shall be limited to an amount equal to 5% of the Market Value of the Corporation's assets at the time of such borrowings).

     (d) For so long as shares of AMPS are rated by S&P or Moody's, if as a result of a failure by the Corporation to maintain S&P Eligible Assets with an aggregate Discounted Value or Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the AMPS Basic Maintenance Amount, the Corporation is required to sell a Municipal Bond insured under a Policy which permits the Corporation, at its option, to obtain other insurance guaranteeing the timely payment of interest on such Municipal Bond and principal thereof to maturity, the

Corporation undertakes prior to such sale to obtain insurance on such Municipal Bond which guarantees the payment of principal and interest thereon to maturity.

     (e) For so long as shares of AMPS are rated by S&P or Moody's, the Corporation will provide S&P and Moody's with a copy of each Policy.

     10. Notice. All notices or communications, unless otherwise specified in the By-laws of the Corporation or these Articles Supplementary, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date seven days after which such notice is mailed.

     11. Auction Procedures. (a) Certain definitions. As used in this paragraph 11, the following terms shall have the following meanings, unless the context otherwise requires:

          (i) "AMPS" shall mean the shares of AMPS being auctioned pursuant to this paragraph 11.

          (ii) "Auction Date" shall mean the first Business Day preceding the first day of a Dividend Period.

          (iii) "Available AMPS" shall have the meaning specified in paragraph 11(d)(i) below.

          (iv) "Bid" shall have the meaning specified in paragraph 11(b)(i) below.

          (v) "Bidder" shall have the meaning specified in paragraph 11(b)(i) below.

          (vi) "Hold Order" shall have the meaning specified in paragraph 11(b)(i) below.

          (vii) "Maximum Applicable Rate," on any Auction Date, shall mean the rate obtained by multiplying the 60-day "AA" Composite Commercial Paper Rate on such Auction Date by a percentage determined as set forth below based on the lower of the credit rating or ratings assigned to the AMPS by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute

          Rating Agencies selected as provided below or, in the event that only one such rating shall be available, the percentage will be based on such rating).

         Credit Rating                      Applicable
         --------------
         S&P        Moody's                 Percentage
         ------   ------------              ----------
         AA- or Above "aa3" or Above        110%
         A- to A+ "a3" to "al"              125%
         BBB- to BBB+ "baa3" to "baal"       50%
         Below BBB-Below "baa3"             200%

The Corporation shall take all reasonable action necessary to enable S&P and Moody's to provide a rating for the AMPS. If either S&P or Moody's shall not make such a rating available, or neither S&P nor Moody's shall make such a rating available, Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates and successors, after consultation with the Corporation, shall select a nationally recognized statistical rating organization or two nationally recognized statistical rating organizations to act as a substitute rating agency or substitute rating agencies, as the case may be.

          (viii) "Order" shall have the meaning specified in paragraph 11(b)(i) below.

          (ix) "Sell Order" shall have the meaning specified in paragraph 11(b)(i) below.

          (x) "Submission Deadline" shall mean 1:00 P.M., New York City time, on any Auction Date or such other time on any Auction Date as may be specified by the Auction Agent from time to time as the time by which each Broker-Dealer must submit to the Auction Agent in writing all orders obtained by it for the Auction to be conducted on such Auction Date.

          (xi) "Submitted Bid" shall have the meaning specified in paragraph 11(d)(i) below.

          (xii) "Submitted Hold Order" shall have the meaning specified in paragraph 11(d)(i) below.

          (xiii) "Submitted Order" shall have the meaning specified in paragraph 11(d)(i) below.

          (xiv) "Submitted Sell Order" shall have the meaning specified in paragraph 11(d)(i) below.

          (xv) "Sufficient Clearing Bids" shall have the meaning specified in paragraph 11(d)(i) below.

          (xvi) "Winning Bid Rate" shall have the meaning specified in paragraph 11(d)(i) below.

     (b) Orders by Existing Holders and Potential Holders.

          (i) On or prior to the Submission Deadline on each Auction Date:

               (A) each Existing Holder may submit to a Broker-Dealer information as to:


                              (1) the number of Outstanding shares, if any, of
               AMPS held by such Existing Holder which such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

                              (2) the number of Outstanding shares, if any, of
               AMPS held by such Existing Holder which such Existing Holder desires to continue to hold, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Existing Holder; and/or

                              (3) the number of Outstanding shares, if any, of
               AMPS held by such Existing Holder which such Existing Holder offers to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

               (B) each Broker-Dealer, using a list of Potential Holders that shall be maintained in good faith for the purpose of conducting a competitive Auction, shall contact Potential Holders, including Persons that are not Existing Holders, on such list to determine the number of Outstanding shares, if any, of AMPS which each such Potential Holder offers to purchase, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Potential Holder.

               For the purposes hereof, the communication to a Broker-Dealer of information referred to in clause (A) or (B) of this paragraph 11(b)(i) is hereinafter referred to as an "Order" and each Existing Holder and each Potential Holder placing an Order is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (A)(1) of this paragraph 11(b)(i) is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (A)(2) or (B) of this paragraph 11(b)(i) is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (A)(3) of this paragraph 11(b)(i) is hereinafter referred to as a "Sell Order".

          (ii) (A) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

               (1) the number of Outstanding shares of AMPS specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or

               (2) such number or a lesser number of Outstanding shares of AMPS to be determined as set forth in paragraph 11(e)(i)(D) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

               (3) a lesser number of Outstanding shares of AMPS to be determined as set forth in paragraph 11(e)(ii)(C) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

               (B) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

                              (1) the number of Outstanding shares of AMPS
               specified in such Sell Order; or

                              (2) such number or a lesser number of
               Outstanding shares of AMPS to be determined as set forth in paragraph 11(e)(ii)(C) if Sufficient Clearing Bids do not exist.

               (C) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:


                              (1) the number of Outstanding shares of AMPS
               specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

                              (2) such number or a lesser number of
               Outstanding shares of AMPS to be determined as set forth in paragraph 11(e)(i)(E) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein.

          (c) Submission of Orders by Broker-Dealers to Auction Agent.

               (i) Each Broker-Dealer shall submit in writing or through the Auction Agent's Auction Processing System to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer and specifying with respect to each Order:

                    (A) the name of the Bidder placing such Order;

                    (B) the aggregate number of Outstanding shares of AMPS
               that are the subject of such Order;

               (C) to the extent that such Bidder is an Existing Holder:


                              (1) the number of Outstanding shares, if any, of
               AMPS subject to any Hold Order placed by such Existing Holder;

                              (2) the number of Outstanding shares, if any, of
               AMPS subject to any Bid placed by such Existing Holder and the rate per annum specified in such Bid; and

                              (3) the number of Outstanding shares, if any, of
               AMPS subject to any Sell Order placed by such Existing Holder;
               and

                    (D) to the extent such Bidder is a Potential Holder, the
               rate per annum specified in such Potential Holder's Bid.

               (ii) If any rate per annum specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.001) of 1%.

               (iii) If an Order or Orders covering all of the Outstanding shares of AMPS held by an Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline, the Auction Agent shall deem a Hold Order to have been submitted on behalf of such Existing Holder covering the number of Outstanding shares of AMPS held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

               (iv) If one or more Orders on behalf of an Existing Holder covering in the aggregate more than the number of Outstanding shares of AMPS held by such Existing Holder are submitted to the Auction Agent, such Orders shall be considered valid as follows and in the following order of priority:

                    (A) any Hold Order submitted on behalf of such Existing
               Holder shall be considered valid up to and including the number of Outstanding shares of AMPS held by such Existing Holder; provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of shares of AMPS subject to such Hold Orders exceeds the number of Outstanding shares of AMPS held by such Existing Holder, the number of shares of AMPS subject to each of such Hold Orders shall be reduced pro rata so that such Hold Orders, in the aggregate, will cover exactly the number of Outstanding shares of AMPS held by such Existing Holder;

                    (B) any Bids submitted on behalf of such Existing Holder
               shall be considered valid, in the ascending order of their respective rates per annum if more than one Bid is submitted on behalf of such Existing Holder, up to and including the excess of the number of Outstanding shares of AMPS held by such Existing Holder over the number of shares of AMPS subject to any Hold Order referred to in paragraph 11(c)(iv)(A) above (and if more than one Bid submitted on behalf of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of shares that can be the subject of valid Bids after application of paragraph 11(c)(iv)(A) above and of the foregoing portion of this paragraph 11(c)(iv)(B) to any Bid or Bids specifying a lower rate or rates per annum, the number of shares subject to each of such Bids shall be reduced pro rata so that such Bids, in the aggregate, cover exactly such remaining number of shares); and the number of shares, if any, subject to Bids not valid under this paragraph 11(c)(iv)(B) shall be treated as the subject of a Bid by a Potential Holder; and

                    (C) any Sell Order shall be considered valid up to and
               including the excess of the number of Outstanding shares of AMPS held by such Existing Holder over the number of shares of AMPS subject to Hold Orders referred to in paragraph 11(c)(iv)(A) and Bids referred to in paragraph 11(c)(iv)(B); provided that if more than one Sell Order is submitted on behalf of any Existing Holder and the number of shares of AMPS subject to such Sell Orders is greater than such excess, the number of shares of AMPS subject to each of such Sell Orders shall be reduced pro rata so that such Sell Orders, in the aggregate, cover exactly the number of shares of AMPS equal to such excess.

               (v) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate per annum and number of shares of AMPS specified.

          (d) Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate.

               (i) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold

               Order", a "Submitted Bid" or a "Submitted Sell Order", as the case may be, or as a "Submitted Order") and shall determine:

                    (A) the excess of the total number of Outstanding shares
               of AMPS over the number of Outstanding shares of AMPS that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available AMPS");

                    (B) from the Submitted Orders whether the number of
               Outstanding shares of AMPS that are the subject of Submitted Bids by Potential Holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

                              (1) the number of Outstanding shares of AMPS
               that are the subject of Submitted Bids by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

                              (2) the number of Outstanding shares of AMPS
               that are subject to Submitted Sell Orders (if such excess or such equality exists (other than because the number of Outstanding shares of AMPS in clauses (1) and (2) above are each zero because all of the Outstanding shares of AMPS are the subject of Submitted Hold Orders), such Submitted Bids by Potential Holders being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

               (C) if Sufficient Clearing Bids exist, the lowest rate per annum specified in the Submitted Bids (the "Winning Bid Rate") that if:

                              (1) each Submitted Bid from Existing Holders
               specifying the Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates per annum were rejected, thus entitling such Existing Holders to continue to hold the shares of AMPS that are the subject of such Submitted Bids, and

                              (2) each Submitted Bid from Potential Holders
               specifying the Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates per annum were accepted, thus entitling the Potential Holders to purchase the shares of AMPS that are the subject of such Submitted Bids, would result in the number of shares subject to all Submitted Bids specifying the Winning Bid Rate or a lower rate per annum being at least equal to the Available AMPS.

     (ii) Promptly after the Auction Agent has made the determinations pursuant to paragraph 11(d)(i), the Auction Agent shall advise the Corporation of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period as follows:

          (A) if Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Winning Bid Rate;

          (B) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding shares of AMPS are the subject of Submitted Hold Orders), that the

     Applicable Rate for the next succeeding Dividend Period shall be equal to the Maximum Applicable Rate; or

          (C) if all of the Outstanding shares of AMPS are the subject of Submitted Hold Orders, that the Applicable Rate for the next succeeding Dividend Period shall be equal to 59% of the 60-day "AA" Composite Commercial Paper Rate on the date of the Auction.

     (e) Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares. Based on the determinations made pursuant to paragraph 11(d)(i), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

          (i) If Sufficient Clearing Bids have been made, subject to the provisions of paragraph 11(e)(iii) and paragraph 11(e)(iv), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected:

          (A) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate per annum that is higher than the Winning Bid Rate shall be accepted, thus requiring each such Existing Holder to sell the Outstanding shares of AMPS that are the subject of such Submitted Sell Order or Submitted Bid;

          (B) the Submitted Bid of each of the Existing Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding shares of AMPS that are the subject of such Submitted Bid;

          (C) the Submitted Bid of each of the Potential Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted;

          (D) the Submitted Bid of each of the Existing Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding shares of AMPS that are the subject of such Submitted Bid, unless the number of Outstanding shares of AMPS subject to all such Submitted Bids shall be greater than the number of Outstanding shares of AMPS ("Remaining Shares") equal to the excess of the Available AMPS over the number of Outstanding shares of AMPS subject to Submitted Bids described in paragraph 11(e)(i)(B) and paragraph 11(e)(i)(C), in which event the Submitted Bids of each such Existing Holder shall be accepted, and each such Existing Holder shall be required to sell Outstanding shares of AMPS, but only in an amount equal to the difference between (1) the number of Outstanding shares of AMPS then held by such Existing Holder subject to such Submitted Bid and (2) the number of shares of AMPS obtained by multiplying (x) the number of Remaining Shares by (y) a fraction the numerator of which shall be the number of Outstanding shares of AMPS held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the sum of the numbers of Outstanding shares of AMPS subject to such Submitted Bids made by all such Existing Holders that specified a rate per annum equal to the Winning Bid Rate; and

          (E) the Submitted Bid of each of the Potential Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Outstanding shares of AMPS obtained by multiplying (x) the difference between the Available AMPS and the number of Outstanding shares of AMPS subject to Submitted Bids described in paragraph 11(e)(i)(B), paragraph 11(e)(i)(C) and paragraph 11(e)(i)(D) by (y) a fraction the numerator of which shall be the number of Outstanding shares of AMPS subject to such Submitted Bid and the denominator of which shall be the sum of the numbers of Outstanding shares of AMPS subject to such Submitted Bids made by all such Potential Holders that specified rates per annum equal to the Winning Bid Rate.

     (ii) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding shares of AMPS are subject to Submitted Hold Orders), subject to the provisions of paragraph 11(e)(iii), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

          (A) the Submitted Bid of each Existing Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be rejected, thus entitling such Existing Holder to continue to hold the Outstanding shares of AMPS that are the subject of such Submitted Bid;

          (B) the Submitted Bid of each Potential Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be accepted, thus requiring such Potential Holder to purchase the Outstanding shares of AMPS that are the subject of such Submitted Bid; and

          (C) the Submitted Bids of each Existing Holder specifying any rate per annum that is higher than the Maximum Applicable Rate shall be accepted and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between
     (1) the number of Outstanding shares of AMPS then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of shares of AMPS obtained by multiplying (x) the difference between the Available AMPS and the aggregate number of Outstanding shares of AMPS subject to Submitted Bids described in paragraph 11(e)(ii)(A) and paragraph 11(e)(ii)(B) by (y) a fraction the numerator of which shall be the number of Outstanding shares of AMPS held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Outstanding shares of AMPS subject to all such Submitted Bids and Submitted Sell Orders.

     (iii) If, as a result of the procedures described in paragraph 11(e)(i) or paragraph 11(e)(ii), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of AMPS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, round up or down the number of shares of AMPS to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that each Outstanding share of AMPS purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be a whole share of AMPS.

     (iv) If, as a result of the procedures described in paragraph 11(e)(i), any Potential Holder would be entitled or required to purchase less than a whole share of AMPS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate shares of AMPS for purchase among Potential Holders so that only whole shares of AMPS are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any shares of AMPS on such Auction Date.

     (v) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Bids or Sell Orders on behalf of Existing Holders or Potential Holders, the aggregate number of Outstanding shares of AMPS to be purchased and the aggregate number of Outstanding shares of AMPS to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of Outstanding shares to be purchased and such aggregate number of Outstanding shares to be sold differ, the Auction Agent shall determine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, Outstanding shares of AMPS.

     (f) Miscellaneous. The Board of Directors may interpret the provisions of this paragraph 11 to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not adversely affect the rights of Existing Holders of AMPS. An Existing Holder (A) may sell, transfer or otherwise dispose of shares of AMPS only pursuant to a Bid or Sell Order in accordance with the procedures described in this paragraph 11 or to or through a Broker-Dealer or to a Person that has delivered a signed copy of a Purchaser's Letter to the Auction Agent, provided that in the case of all transfers other than pursuant to Auctions such Existing Holder, its Broker-Dealer or its Agent Member advises the Auction Agent of such transfer and (B) except as otherwise required by law, shall have the ownership of the shares of AMPS held by it maintained in book entry form by the Securities Depository in the account of its Agent Member, which in turn will maintain records of such Existing Holder's . beneficial ownership. Neither the Corporation nor any Affiliate shall submit an Order in any Auction. Any Existing Holder that is an Affiliate shall not sell, transfer or otherwise dispose of shares of AMPS to any Person other than the Corporation. All of the Outstanding shares of AMPS of each series shall be represented by a single certificate registered in the name of the nominee of the Securities Depository unless otherwise required by law or unless there is no Securities Depository. If there is no Securities Depository, at the Corporation's option and upon its receipt of such documents as it deems appropriate, any shares of AMPS may be registered in the Stock Register in the name of the Existing Holder thereof and such Existing Holder thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

     12. Securities Depository; Stock Certificates. (a) If there is a Securities Depository, one certificate for all of the shares of AMPS of each series shall be issued to the Securities

Depository and registered in the name of the Securities Depository or its nominee. Additional certificates may be issued as necessary to represent shares of AMPS. All such certificates shall bear a legend to the effect that such certificates are issued subject to the provisions restricting the transfer of shares of AMPS contained in these Articles Supplementary and each Master Purchaser's Letter. Unless the Corporation shall have elected, during a Non-Payment Period, to waive this requirement, the Corporation will also issue stop-transfer instructions to the Paying Agent for the shares of AMPS. Except as provided in paragraph (b) below, the Securities Depository or its nominee will be the Holder, and no Existing Holder shall receive certificates representing its ownership interest in such shares.

     (b) If the Applicable Rate applicable to all shares of AMPS of a series shall be the Non-Payment Period Rate or there is no Securities Depository, the Corporation may at its option issue one or more new certificates with respect to such shares (without the legend referred to in paragraph 12(a)) registered in the names of the Existing Holders or their nominees and rescind the stop-transfer instructions referred to in paragraph 12(a) with respect to such shares.

     IN WITNESS WHEREOF, MUNIENHANCED FUND, INC. has caused these presents to be signed in its name and on its behalf by its President, and its corporate seal to be hereunto affixed and attested by its Secretary, and the said officers of the Corporation further acknowledged said instrument to be the corporate act of the Corporation, and stated under the penalties of perjury that to the best of their knowledge, information and belief the matters and facts therein set forth with respect to approval are true in all material respects, all on July 7, 1989.

                                       MUNIENHANCED FUND, INC.

                                       BY
                                         ----------------------------------

Attest:


--------------------------